As filed with the Securities and Exchange Commission on December 21, 2009
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

CIGNA Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	06-1059331 (IRS Employer Identification No.)

Two Liberty Place, 1601 Chestnut Street
Philadelphia, Pennsylvania 19192
(Address of principal executive offices)  (Zip Code)

CIGNA Supplemental 401(k) Plan
 (Full title of the plan)

Carol Ann Petren
Executive Vice President and General Counsel
CIGNA Corporation
One Liberty Place
1601 Chestnut Street
Philadelphia, PA 19192-1550
(215) 761-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One)
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Deferred Compensation Obligations under the CIGNA Supplemental 401(k) Plan (1)	$5,000,000	100%	$5,000,000	$356.50

(1)  The Deferred Compensation Obligations are unfunded and unsubordinated obligations of CIGNA Corporation or certain of its subsidiaries to pay certain deferred compensation in the future in accordance with the terms of the CIGNA Supplemental 401(k) Plan.

(2)  Estimated solely for purposes of determining the registration fee in accordance with Rule 457(h) under the Securities Act of 1933.

PART I
Information Required In the Section 10(a) Prospectus

The information specified in Part I has been omitted from this Registration Statement pursuant to Rule 428 under the Securities Act of 1933, as amended (the "Securities Act") and the Note to Part I of Form S-8.

PART II
Information Required in the Registration Statement

Item 3. Incorporation of Certain Documents by Reference

The following documents filed by CIGNA Corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

     (a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed February 26, 2009;

     (b) The Company’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2009, filed April 30, 2009, for the quarter ended June 30, 2009, filed August 1, 2009 and for the quarter ended September 20, 2009, filed November 5, 2009; and

     (c) The Company’s Current Reports on Form 8-K filed with the Commission on January 5, 2009, May 12, 2009, May 26, 2009, June 24, 2009, July 6, 2009, October 23, 2009, November 3, 2009 and December 9, 2009.

All reports or other documents subsequently filed by the Company and the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing such reports and documents.

Any statement contained in a document incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed incorporated herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

The Company’s Exchange Act file number with the Commission is 001-08323.

Item 4. Description of Securities

The CIGNA Supplemental 401(k) Plan, effective as of January 1, 2010 (the "Plan") is intended to provide certain benefits to eligible employees (“Participants”) that are not available to Participants under the CIGNA 401(k) Plan.  The Plan is designed to provide Participants with a benefit equal to a certain percentage of compensation that is excluded from eligible earnings under the CIGNA 401(k) Plan because of the applicable Internal Revenue Service rules and regulations. This benefit, or non-elective deferral, will be accumulated in individual deferred compensation accounts (each, a “supplemental 401(k) account”) under the Plan and will be obligations of CIGNA Corporation or certain of its subsidiaries (“CIGNA”).

The obligations of CIGNA under the Plan (the "Obligations") will be unfunded general obligations of CIGNA to pay certain deferred compensation in cash in the future in accordance with the terms of the Plan. The Obligations will rank on parity with other unsecured and unsubordinated indebtedness of CIGNA from time to time outstanding. Each supplemental 401(k) account will be credited with hypothetical interest at the applicable rate for the 401(K) Plan’s Fixed Income Fund.  If vested, the Obligations will be payable upon a

Participant’s separation from service. A Participant's right or the right of any other person to the Obligations cannot be assigned or transferred, except upon the death of a Participant pursuant to a written designation of a beneficiary or beneficiaries under the Plan, by will or by applicable laws of descent and distribution.

The Obligations are not subject to redemption by CIGNA, in whole or in part, prior to the applicable payment date or dates either at the option of CIGNA or through operation of a mandatory or optional sinking fund or analogous provision.  The Obligations are not convertible into another security of CIGNA. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of CIGNA.  No trustee has been appointed having the authority to take action with respect to the Obligations.  CIGNA has the right to amend or terminate the Plan at any time, except that no such amendment or termination shall reduce the amount of the benefit held by a Participant.

The description of the Obligations is qualified in its entirety by reference to the full text of the Plan which is filed  as Exhibit 4.2 to this Registration Statement.

Item 5. Interests of Named Experts and Counsel

The legality of the Obligations has been passed upon by Danthu T. Phan, who is employed by and serves as Associate Chief Counsel and Assistant Corporate Secretary to the Company.

Item 6. Indemnification of Directors and Officers

Under Section 145 of the Delaware Corporation Law, the Company is empowered to indemnify its directors and officers in the circumstances therein provided.

Under Article VI of its by-laws, the Company will indemnify any director or officer of the Company, as well as any other person who is or was a director, officer or employee of the Company or any of its subsidiaries who serve as directors or officers of any other entity at the request of the Company, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding (other than an action by or in the right of the Company), against expenses (including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person).

The Company is insured against liabilities which it may incur by reason of Article VI of its by-laws.  In addition, directors and officers of the Company, as well as any other persons who serve as directors or officers of any other entity at the request of the Company, are insured, at the Company’s expense, against liabilities which might arise against such persons in any such capacity, whether or not the Company would have the power to indemnify such persons against such liability under the provisions of Article VI.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

See  Exhibit Index.

Item 9. Undertakings

The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on December 21, 2009.

CIGNA CORPORATION

By:	/s/ Annmarie T. Hagan
Annmarie T. Hagan
Executive Vice President and Chief Financial Officer

Power of Attorney

  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below, officers and/or directors of CIGNA Corporation, a Delaware corporation (“CIGNA”), hereby makes, designates, constitutes and appoints CAROL ANN PETREN and NICOLE S. JONES, and each of them (with full power to act without the other), as the undersigned’s true and lawful attorneys-in-fact and agents, with full power and authority to act in any and all capacities for and in the name, place and stead of the undersigned in connection with the filing with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of any amendment to this Registration Statement, with all exhibits thereto, and all other documents in connection therewith, and all amendments (including post-effective amendments) thereto.

Such attorneys-in-fact and agents, or any of them, are also hereby granted full power and authority, on behalf of and in the name, place and stead of the undersigned, to execute and deliver all such registration statements, registrations, amendments, exhibits, qualifications and notifications, and to execute and deliver any and all such other documents, and to take further action as they, or any of them, deem appropriate. The powers and authorities granted herein to such attorneys in-fact and agents, and each of them, also include the full right, power and authority to effect necessary or appropriate substitutions or revocations. The undersigned hereby ratifies, confirms, and adopts, as his or her own act and deed, all action lawfully taken by such attorneys-in-fact and agents, or any of them, or by their respective substitutes, pursuant to the powers and authorities herein granted.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of December 21, 2009.

Signature	Title
/s/ H. Edward Hanway
H. Edward Hanway	Chairman, Chief Executive Officer and Director (Principal Executive Officer)
/s/ Annmarie T. Hagan
Annmarie T. Hagan	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Mary T. Hoeltzel
Mary T. Hoeltzel	Vice President and Chief Accounting Officer (Principal Accounting Officer)
/s/ Robert H. Campbell
Robert H. Campbell	Director
/s/ David M. Cordani
David M. Cordani	Director
/s/ Isaiah Harris, Jr.
Isaiah Harris, Jr.	Director
/s/ Jane E. Henney, M.D.
Jane E. Henney, M.D.	Director
/s/ Peter N. Larson
Peter N. Larson	Director
/s/ Roman Martinez IV
Roman Martinez IV	Director
/s/ John M. Partridge
John M. Partridge	Director
/s/ James E. Rogers
James E. Rogers	Director
/s/ Carol Cox Wait
Carol Cox Wait	Director
/s/ Eric C. Wiseman
Eric C. Wiseman	Director
/s/ Donna F. Zarcone
Donna F. Zarcone	Director
/s/ William D. Zollars
William D. Zollars	Director

EXHIBIT INDEX

Number	Description	Method of Filing

4.2	CIGNA Supplemental 401(k) Plan	Filed herewith.

5	Opinion of Counsel as to legality of securities	Filed herewith.

23.1	Consent of Counsel (included in Exhibit 5)	Filed herewith.

23.2	Consent of Independent Registered Public Accounting Firm	Filed herewith.

24	Powers of Attorney (included on the Signature Page)	Filed herewith.